Exhibit 99.11

1900 K Street, N.W.
Washington, DC 20006
+1 202 261 3300 Main
+1 202 261 3333 Fax
www.dechert.com

April 17, 2024

abrdn Funds

1900 Market Street,

Suite 200

Philadelphia, PA 19103

Dear Ladies and Gentlemen:

We have acted as counsel for abrdn Funds (the “Trust”), a trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the transfer of the assets of abrdn Emerging Markets Sustainable Leaders Fund (the “Acquired Fund”), a series of the Trust, into abrdn Emerging Markets ex-China Fund (the “Acquiring Fund”) in exchange for Class A, Class C, Class R, Institutional Class and Institutional Service Class shares of beneficial interest of the Acquiring Fund and the assumption of the Acquired Fund’s liabilities by the Acquiring Fund pursuant to the proposed reorganization as described in the Registration Statement and the Agreement and Plan of Reorganization by and among the Acquired Fund and the Acquiring Fund. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust’s Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”) and Amended and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Trust’s shares to be registered pursuant to the Registration Statement, when it is made effective, will have been validly authorized and legally and validly issued and, subject to the qualifications set forth in the Declaration of Trust, will be fully paid and non-assessable by the Trust. In this regard, we note that, pursuant to Section 6 of Article IV of the Declaration of Trust, the Trustees have the power to assist the Trust’s custodian, transfer, dividend disbursing, shareholder servicing or similar agent in the collection of certain fees by setting off such charges due from a Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about April 17, 2024, and in any revised or amended versions thereof, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,
/s/ Dechert LLP